Exhibit 5.1

[Letterhead of Investment Technology Group, Inc.]

January 28, 2016

Investment Technology Group, Inc.

One Liberty Plaza, 165 Broadway

New York, New York 10006

Re: Investment Technology Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel to Investment Technology Group, Inc., a Delaware corporation (the “Company”). I have advised the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 291,404 shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company issuable in connection with stand-alone time-based vesting stock unit award agreements between the Company and Francis. J. Troise entered into as a material inducement to serve as the Company’s Chief Executive Officer (the “Award Agreements”).

In connection with this opinion letter, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Registration Statement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the Award Agreements and such other documents, records and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.

Based upon the foregoing, I am of the opinion that the Shares to be originally issued by the Company pursuant to the Award Agreements have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Award Agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Angélique F. M. DeSanto
Angélique F. M. DeSanto
Managing Director, General Counsel and Secretary